MANSFIELD EQUITIES

March 16, 2020

Mr. Ingo Mueller and Richard Wong
West Pender Holdings Inc.
3187 Airway Ave. Ste C,
Costa Mesa, CA, 92626

Via Electronic

Re: Commission Agreement to arrange financing for the acquisition and horizontal development of the APN 603-242-001,002, and 603-480-001 on Harrison Street, Coachella, California

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Dear Ingo and Richard,

Thank you for the opportunity to work with you on this project.

This letter will confirm your agreement to grant Mansfield Equities, Inc., a California corporation **("MANSFIELD")**, the exclusive right to arrange financing for the above-mentioned Property on behalf of West Pender Holdings Inc. **("CLIENT")**.

You further agree that:

1. Exclusive Right. During the period of this agreement, you will not negotiate through any broker for a loan on the Property other than Mansfield Equities, Inc. nor will you enter into or continue negotiations on your own to arrange financing for the Property without our involvement. If you, during or subsequent to the term of this exclusive right agreement, procure financing through another broker or directly, as a result of any negotiations you or Mansfield have held during the term of the exclusive right agreement, you agree to pay Mansfield the commission stated below upon demand. You authorize us to present a copy of this letter to any escrow company handling the closing of that loan as our demand for payment, to be paid to Mansfield at closing.

2. Commission. When Mansfield has delivered a commitment of financing from a lender and on terms which are accepted by CLIENT in their sole discretion, Mansfield will be paid a commission of: **100 Basis points** (1.00%) of the total loan committed loan amount.

3. Term. The term of this agreement shall expire 21 days following the execution of this Commission Agreement. This agreement shall be automatically extended for a period sufficient to close the loan if Mansfield has delivered to CLIENT either an expression of interest, term sheet, formal application or commitment from a lender, on terms and conditions which are acceptable to you in your sole discretion.

4. Payment of Commission. You agree to pay the Mansfield commission in full on the day the loan closes. Should the loan fail to close due to circumstances under your control, you authorize Mansfield to present a copy of this letter to any escrow company handling the closing of that transaction as demand for payment of Mansfield commission.

MANSFIELD EQUITIES

5. Indemnification. Mansfield and CLIENT agree to indemnify and hold each other harmless including its employees, directors, officers, principals and affiliates for any liability, claim or cost imposed on or asserted against Mansfield or CLIENT in any capacity arising out of or related to this engagement except to the extent such liability, claim or cost arises out of their gross negligence or willful misconduct.

6. Governing Law, Jurisdiction, Venue, Waiver of Right to Trial by Jury. We hereby agree that all of our respective rights and obligations in connection with this agreement shall be governed by the laws of the State of California, any lawsuit and or arbitration brought to enforce this agreement may be brought in any court of competent jurisdiction in Los Angeles County, California, and that venue will lie in Los Angeles County, California.

7. Attorney's Fees. If either party commences an action against the other to interpret or enforce any of the terms of this agreement, the losing party shall pay to the substantially prevailing party reasonable attorneys' fees, costs and expenses and court costs and other costs incurred by the substantially prevailing party in connection with the prosecution or defense of such action.

If the above is in accordance with your understanding of the agreement between us, please sign below where indicated.

Very truly yours,

MANSFIELD EQUITIES, INC.,
A California corporation BRE
License No. 01893535

By: ______________________________ Date: ______________
Philip Cohen, President

West Pender Holdings Inc.

DocuSigned by:
By: Ingo Mueller
E033082B340A4A0...
Ingo Wilhelm Mueller, CEO

Date: 4/8/2020